SERVICES AGREEMENT

                This SERVICES AGREEMENT is made this 16th day of June, 2008 (the “Effective Date”) by and between CARLIN GOLD US INC., a Nevada corporation, whose address is 1 East Liberty Street, Suite 42A, Reno, Nevada 89501 (“Carlin US”); and PIEDMONT MINING COMPANY, INC., a North Carolina corporation, whose address is 18124 Wedge Parkway, #214, Reno, Nevada 89511 (“Piedmont”).

RECITALS

A.      Carlin US and Piedmont have entered into an “Exploration Agreement with Option to Form Joint Venture (Willow Creek Property)” dated June 16th 2008 (the “Exploration Agreement”). Pursuant to the Exploration Agreement, Piedmont has agreed to retain the services of Carlin US to manage the Piedmont’s exploration program during Piedmont’s earn-in period.

B.       The parties agree that this Services Agreement shall govern Carlin US’s conduct of work on the Willow Creek Property, together with additional provisions set forth in Section 2 of the Exploration Agreement.

THEREFORE, Piedmont and Carlin US agree as follows:

1.       Work. The term “Work” is defined for the purposes of this Services Agreement as all labor, services and materials to be provided by Carlin US as set forth in the attached fee schedule and Work description, hereinafter referred to as Addendum A, which is incorporated into this Services Agreement by this reference.

2.       Commencement of Work. Carlin US shall begin Work on the Effective Date, or upon such later date as designated in the Addendum A, and shall diligently pursue all Work to completion.

3.       Performance of Work. Carlin US shall perform all Work in a workmanlike manner, maintain all work sites and routes of access thereto in a clean, safe orderly condition, and remove all rubbish and foreign material from any site or other location occupied or used by it in its performance of Work.

4.       Assumption of Risk. Carlin US represents that Carlin US has examined all work sites, and assumes all risks affecting its performance of Work at such sites as to surface and subsurface site conditions, including difficulties of access.

5.       Applicable Laws. Carlin US represents that Carlin US is familiar with all laws, rules and regulations applicable to its performance of Work.

6.       Equipment and Personnel. Carlin US shall furnish or contract to provide all equipment, material, supplies, and personnel necessary to perform Work, and shall pay any federal, state or local tax assessed or levied on account thereof, and Piedmont shall reimburse Carlin US as provided by the terms of the Exploration Agreement and this Services Agreement.

7.       Carlin US’s Status as Contractor. Piedmont acknowledges that Carlin is the owner of part of the Willow Creek Property and is not a licensed contractor. Piedmont waives any requirement that Carlin US have a contractor’s license as a condition of Carlin US’s right to enforce the Exploration Agreement or this Services Agreement.

8.       Payment to Carlin US. Piedmont agrees to pay and reimburse Carlin US for its performance of Work as provided by Addendum A, upon submission of appropriate invoices and receipts.

9.	Insurance and Indemnity

a.       Carlin US shall comply with all state and federal social security and unemployment insurance laws. Before commencing Work, Carlin US shall, if required by law, be qualified under the Workmen’s Compensation Law of each state where Work is to be performed.

b.      Carlin US shall obtain and maintain in effect a policy of public liability insurance with minimum coverage of $1,000,000.00 for personal injury and $300,000.00 for damage to real and personal property. Prior to commencement of Work, Carlin US shall furnish Piedmont with a certificate evidencing such insurance.

c.       Carlin US shall indemnify and hold Piedmont harmless from any and all claims, losses, and damages, including attorney’s fees, courts costs, fines and penalties, from any cause whatsoever arising or alleged to arise from performance or non-performance by Carlin US of any term or condition of this Services Agreement, including but not limited to any breach by Carlin US of its obligations under Section 7.

10.     Liens. Carlin US will not file or claim any mechanic’s or other lien against Work, or against any property owned, leased or otherwise controlled by Piedmont, arising, or alleged to arise, directly or indirectly from Carlin US’s performance of Work. If any such lien is filed or claimed either before or after Piedmont’s final acceptance of Work, Carlin US will reimburse Piedmont for all Piedmont’s costs, including attorney’s fees and court costs, of obtaining a discharge of such lien.

11.     Reclamation. Carlin US shall perform all Work in such a manner as to minimize any adverse impact on the natural environment, and shall within a reasonable time after its completion of Work begin and diligently pursue to completion all reclamation required by applicable laws, regulations, and permit and license conditions due its performance of Work.

12.     Confidentiality. All data and information obtained or acquired by Carlin US in the performance of Work shall be held in strict confidence, and shall not be divulged to any person not a party to this Services Agreement without the prior written approval of Piedmont. Carlin US’s obligations contained in this Section 12 shall survive termination of this Services Agreement for a period of twelve months.

13.     Subcontracts. Work may not be subcontracted, in whole or in part, without the prior written approval of Piedmont, which shall be conditioned upon compliance by any approved subcontractor with all terms and conditions of this Services Agreement.

14.     Termination. Piedmont or Carlin US may terminate this Services Agreement at any time, in whole or in part, by 30 days prior written notice given to the other party, subject to the provisions in the Exploration Agreement.

15.     Additional Terms and Conditions. Additional terms and conditions to this Services Agreement are set forth in the Addendum A attached, which are incorporated herein by this reference. In the event of any conflict between any term contained in the body of this Services Agreement and any term contained in Addendum A, this Services Agreement shall control except as provided in Section 2 of the Exploration Agreement.

16.     Entire Agreement. This Services Agreement and the Exploration Agreement, including Addendum A, constitute the entire agreement between the parties with respect to Work, and may only be amended in writing.

17.     Resolution of Conflict between Services Agreement and Exploration Agreement. In the event of a conflict between the provisions of the Services Agreement and the Exploration Agreement, the provisions of the Exploration Agreement shall apply.

IN WITNESS WHEREOF, the parties have caused this instrument to be signed the day and year first above written.

CARLIN GOLD US INC., a Nevada

corporation

By: /s/ K. Wayne Livingstone
K. WAYNE LIVINGSTONE
President

PIEDMONT MINING COMPANY, INC., a North Carolina corporation

By: /s/ Robert M. Shields, Jr.
ROBERT M. SHIELDS, JR.
President and CEO

ADDENDUM A

Description of Work:

Carlin US shall provide exploration services for the Willow Creek Project as re-quested by Piedmont and shall provide all equipment as is ordinarily required for such services unless provided by Piedmont. The parties contemplate that Robert Thomas, acting on behalf of Carlin US, and Lew Gustafson, acting for Piedmont, shall confer from time to time to establish the work program and expenditures and agree upon any necessary modifications.

The Work shall commence on or after the Effective Date, as the parties shall mutually agree. All Work, including an estimate of expected related costs, shall be approved by both parties prior to its commencement.

Fee Schedule:

Piedmont shall compensate Carlin US for its services and incurred expenses at the following rates:

Carlin US Employee:	Billed per hour at:	Maximum per day:
Robert D. Thomas	$62.50	$500
Mark Reischman	$62.50	$500

The above fees and expenses shall be billed at cost plus 10% to cover Carlin US’s overhead costs related to office expenses, software costs, computer usage, accounting and other related non-itemized expenses only, and will not be added to charges for work performed in the field, earth moving, drilling, or assaying. The above rates may be modified from time to time subject to Piedmont approval.

Carlin US and Piedmont will consult and agree in advance on who will be engaged on the Willow Creek Project and approximately when and how much time will be involved for each employee and contractor. The services of Mr. Lew Gustafson and other geologic staff and/or consultants of Piedmont shall be accounted for, paid by Piedmont directly, and credited against the work commitment described in the Exploration Agreement.

Availability:

Piedmont acknowledges that Carlin US may from time to time provide services for others while this Services Agreement is in effect. Carlin US agrees to commence Work as requested by Piedmont not more than 5 working days following such request, unless a longer period is specifically agreed to by Piedmont.

RWH/hhr

Piedmont/7596

services agreement (carlin gold us) 5-08